Exhibit 99.1

CB Richard Ellis – N.E. Partners, LP, a CB Richard Ellis Joint Venture

PRESS RELEASE	CB Richard Ellis/New England 33 Arch Street, 28th floor Boston, MA 02110 T 617 912 7000 F 617 912 7001 www.cbre-ne.com

Thursday, December 30, 2010

Contact: Taidgh McClory CB Richard Ellis/New England Tel: (617) 912.7085 taidgh.mcclory@cbre-ne.com

CBRE Sells White City Shopping Center to
Charter Realty & Acadia for $56 Million

Shrewsbury, MA (Dec. 30, 2010) – Charter Realty & Development, Corp. (“Charter”) announced the acquisition of White City Shopping Center & White City East Shopping Center located in Shrewsbury, MA for a total purchase price of $56 million. White City Shopping Center is a supermarket-anchored retail center located on Route 9, just outside the City of Worcester, MA; the adjacent White City East is located across Quinsigamond Avenue.

The properties were acquired by a joint venture between Charter and Acadia Strategic Opportunity Fund III, LLC, a discretionary investment fund managed by Acadia Realty Trust (“Acadia”). Financing for the transaction was provided by Sovereign Bank, a subsidiary of Bank Santander. The CBRE National Retail Investment Group team of Chris Angelone, Jim Koury, Bill Moylan and Nat Heald exclusively represented the seller and secured the buyers in this transaction. Chris, Jim, Bill and Nat recently joined forces to create the dominant retail investment brokerage team in the northeast.

According to Jim Koury, Executive Vice President at CBRE, “The buyer did an excellent job identifying and acquiring a prime retail property with a 50-year track record of high occupancy and tenant longevity. They performed admirably, proceeding from contract to closing in a constrained period of time. They were a pleasure to work with.”

CB Richard Ellis Press Release
December 30, 2010

White City was constructed in the early 1960s, and has been owned and managed by its original developer since that time. The two centers are approximately 95% leased with a mix of national and local tenants such as Shaw’s Supermarkets, World Gym, Dress Barn, iParty, Austin’s Liquors and Michael’s. The centers total approximately 280,000 square feet and have been a mainstay in the Worcester retail market for decades.

“White City is an irreplaceable community shopping center and a landmark in the central Massachusetts retail trade area,” said Paul Brandes, President of Charter. “Charter is looking forward to implementing a significant redevelopment program with our partner Acadia, and we are excited about our plan to further improve White City’s competitive position in the marketplace.”

Charter will be responsible for all development, property management, and leasing on behalf of the joint venture. Joel Braun, Executive Vice President of Acadia, stated “We are truly looking forward to working with Charter and believe our joint venture will be very effective in expediting our improvement program to upgrade this infill retail asset.”

About Charter Realty & Development
Charter Realty & Development Corp. is a real estate investment and development company specializing in retail properties along the east coast of the United States. Since its founding in 1993, Charter has acquired and developed more than 50 shopping centers and freestanding net leased properties comprising over 5,000,000 square feet. Charter has developed a niche as one of the most prominent value-added retail development and leasing companies in the northeastern United States.

About Acadia Realty Trust
Acadia Realty Trust, a real estate investment trust (“REIT”) headquartered in White Plains, NY, is a fully integrated, self-managed and self-administered equity REIT focused primarily on the ownership, acquisition, redevelopment and management of retail and mixed-use properties including neighborhood and community shopping centers located in urban and suburban markets in major metropolitan areas.

CB Richard Ellis Press Release
December 30, 2010

About CB Richard Ellis
CB Richard Ellis Group, Inc. (NYSE:CBG), a Fortune 500 and S&P 500 company headquartered in Los Angeles, is the world’s largest commercial real estate services firm (in terms of 2009 revenue). The Company has approximately 29,000 employees (excluding affiliates), and serves real estate owners, investors and occupiers through more than 300 offices (excluding affiliates) worldwide. CB Richard Ellis offers strategic advice and execution for property sales and leasing; corporate services; property, facilities and project management; mortgage banking; appraisal and valuation; development services; investment management; and research and consulting. Please visit our Web site at www.cbre.com.

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